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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 15

CERTIFICATION AND NOTICE OF SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number:  333-92271-01
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                           Louisiana Unwired, L.L.C.
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             (Exact name of registrant as specified in its charter)

One Lakeshore Drive, Suite 1900, Lake Charles, Louisiana 70629, Phone: 337-436-9000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Series 13 3/8 Guarantee of Notes B Senior Subordinated Discount Notes Due 2009 ("Notes")
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            (Title of each class of securities covered by this Form)

                                     None
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     Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

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     Please place X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ ]          Rule 12h-3(b)(1)(i)       [ ]

Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(1)(ii)      [ ]

Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(i)       [ ]

Rule 12g-4(a)(2)(ii)      [ ]          Rule 12h-3(b)(2)(ii)      [ ]

                                       Rule 15d-6                [X]

     Approximate number of holders of record as of the certification or notice date: 81

     Pursuant to the requirements of the Securities Exchange Act of 1934, Louisiana Unwired, L.L.C. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 9, 2001                        By: /s/ Thomas G. Henning
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